Exhibit 1.1

EXECUTION VERSION

Black Hills Corporation

5,500,000 Shares of Common Stock, Par Value $1.00 Per Share

UNDERWRITING AGREEMENT

November 17, 2015

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, N.Y. 10010-3629

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

One Bryant Park

New York, New York 10036

RBC CAPITAL MARKETS, LLC

Three World Financial Center

200 Vesey Street, 8th Floor

New York, New York 10281-8098

WELLS FARGO SECURITIES, LLC

375 Park Avenue

4th Floor

New York, New York 10152

As Representatives (the “Representatives”) of the Several Underwriters

Ladies and Gentlemen:

1. Introductory. Black Hills Corporation, a South Dakota corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters 5,500,000 shares (the “Firm Securities”) of its common stock, par value $1.00 per share (the “Securities”) and also agrees to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 825,000 additional shares of the Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”

A wholly owned subsidiary of the Company has entered into an agreement dated as of July 12, 2015 (the “Acquisition Agreement”) with Alinda Gas Delaware LLC, Alinda Infrastructure Fund I, L.P. and Aircraft Services Corporation (the “Sellers”) to purchase SourceGas Holdings LLC (the “Target”), as described in the General Disclosure Package (as defined below).  The term “Acquisition Agreement” as used herein shall include all exhibits, schedules and attachments to such Acquisition Agreement.  The term “Acquisition” as used herein shall refer to the transactions contemplated by the Acquisition Agreement.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-197895), including a related prospectus or prospectuses relating to the Offered Securities, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus relating to the Offered Securities then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus relating to the Offered Securities then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means approximately 5:15 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus”, as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Other Securities” means up to 5,980,000 Corporate Units of the Company, consisting of “Notes” and “Purchase Contracts,” as such terms are defined in the Underwriting Agreement dated the date hereof between the Company and such underwriters relating to the Company’s concurrent offering thereof.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the SarbanesOxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in SarbanesOxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on each Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Automatic Shelf Registration Statement. (i) Well-Known Seasoned Issuer Status. (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163, the Company was a “well known seasoned issuer” as defined in Rule 405, including not having been an “ineligible issuer” as defined in Rule 405.

(ii) Effectiveness of Automatic Shelf Registration Statement. The Registration Statement is an “automatic shelf registration statement”, as defined in Rule 405, that initially became effective within three years of the date of this Agreement. If immediately prior to the Renewal Deadline (as hereinafter defined), any of the Offered Securities remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Offered Securities, in a form reasonably satisfactory to the Representatives. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form reasonably satisfactory to the Representatives, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be. “Renewal Deadline” means the third anniversary of the initial effective time of the Registration Statement.

(iii) Eligibility to Use Automatic Shelf Registration Form. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (A) promptly notify the Representatives, (B) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form reasonably satisfactory to the Representatives, (C) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (D) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(iv) Filing Fees. The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer”, as defined in Rule 405, including (A) the Company or any subsidiary of the Company in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (B) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and the preliminary prospectus supplement, dated November 16, 2015, including the base prospectus of the Company, dated November 16, 2015 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of South Dakota, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(h) Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized, as the case may be, and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; and each subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership, general partnership or limited liability company, as the case may be, in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or partnership or limited liability company interests, as the case may be, of each subsidiary of the Company has been duly authorized and validly issued and, with respect to the capital stock of each subsidiary that is a corporation, is fully paid and nonassessable; and, except as disclosed in the General Disclosure Package, the capital stock or partnership or limited liability company interests, as the case may be, of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(i) [Intentionally omitted]

(j) The Offered Securities. The Offered Securities to be issued and sold by the Company to the Underwriters hereunder have been duly authorized and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable; and the issuance of the Offered Securities is not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person or entity.  The Offered Securities delivered by the Company to the Underwriters on the First Closing Date or each Optional Closing Date, as the case may be, will conform to the descriptions thereof in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(k) Capitalization. The Company has an authorized equity capitalization as set forth in the Registration Statement, the General Disclosure Package and the Final Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the General Disclosure Package and the Final Prospectus, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options.

(l) NYSE. The outstanding shares of the Securities are listed on the NYSE and the Offered Securities being sold hereunder by the Company have been approved for listing, subject only to official notice of issuance on the NYSE.

(m) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(n) Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed, if necessary, not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5 hereof.

(o) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained or made and such as may be required under state securities laws.

(p) Title to Property. Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have good and defensible title to all interests in oil and gas properties owned by them and good and marketable title to all other real properties and all other properties and assets owned by them that are material to the Company and its subsidiaries taken as a whole, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property that is material to the Company and its subsidiaries taken as a whole under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(q) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws or other organizational documents of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(r) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter, by-laws or organizational documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(s) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(t) Possession of Licenses. The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(u) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(v) Possession of Intellectual Property. The Company and its subsidiaries own, possess, or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(w) Environmental Laws. Except as disclosed in the General Disclosure Package, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(x) Accurate Disclosure. The statements in the Registration Statement, General Disclosure Package and the Final Prospectus under the headings “Description of Capital Stock”, “Material United States Federal Income Tax Considerations” and “Underwriting”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings in all material respects and present the information required to be shown.

(y) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(z) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply in all material respects with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Since the date of the filing of the Company’s Annual Report on Form 10K/A for the fiscal year ended December 31, 2014, the Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, (i) any significant deficiency in the design or operation of Internal Controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in Internal Controls, any material change in Internal Controls or any fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”) or (ii) any material violation of, or failure to comply with, the Securities Laws.

(aa) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(bb) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(cc) Financial Statements. The financial statements included in the Registration Statement and the General Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the schedules included in the Registration Statement present fairly the information required to be stated therein. The interactive data in extensible Business Reporting Language included or incorporated by reference in the Registration Statement and the General Disclosure Package fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock (other than regular quarterly cash dividends in respect of the Company’s common stock and declared and paid by the Company in the ordinary course of business) and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(ee) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(ff) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 3(a)(62) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(d)(ii) hereof, except as has been publicly disclosed by the applicable nationally recognized statistical rating organization.

(gg) Reserve Report Data. The oil and gas reserve estimates of the Company and its subsidiaries for the fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014, contained in the General Disclosure Package are derived from reports that have been prepared by Cawley, Gillespie & Associates, Inc., and as set forth therein, such reserve estimates fairly reflect the estimated oil and gas reserves of the Company and its subsidiaries at the dates indicated therein and are in accordance with the Commission guidelines applicable thereto at the time such estimates were prepared.

(hh) Independent Reserve Engineers. Cawley, Gillespie & Associates, Inc. has represented to the Company that they are, and the Company believes them to be, independent reserve engineers with respect to the Company and its subsidiaries and for the periods set forth in the General Disclosure Package.

(ii)          Acquisition.  The Acquisition Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, Black Hills Utility Holdings, Inc., enforceable in accordance with its terms, and, to the knowledge of the Company, the Acquisition Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of the Sellers and other parties thereto, enforceable in accordance with its terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.  The Company expects that the Acquisition will be consummated in all material respects on the terms and by the date and as contemplated by the Acquisition Agreement and the description thereof set forth in the General Disclosure Package and the Final Prospectus.  In addition, the Company has access to information regarding the Target under the Acquisition Agreement and, to the Company’s knowledge, each of the representations and warranties of the Target set forth in Articles III, IV and V of the Acquisition Agreement is true and correct in all material respects as of the date hereof (except in the case of any such representation and warranty that is qualified by materiality or by a material adverse effect, in which case such representation and warranty shall be true and correct in all respects).

(jj) Pro Forma Financial and Other Information.  The pro forma consolidated financial statements of the Company and its subsidiaries and the related notes thereto set forth in the Registration Statement and the General Disclosure Package present fairly the information contained therein, have been prepared in accordance with Article 11 of Regulation S-X with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. To the Company’s knowledge, the other financial and non-financial information relating to the Acquisition included in the Registration Statement and the General Disclosure Package presents fairly in all material respects the information shown therein.

(kk) Foreign Corrupt Practices Act.  Within the last five years, to the Company’s knowledge, none of the Company, any of its subsidiaries, any director, officer, agent, employee, controlled affiliate or other controlled person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would reasonably be expected to result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiaries conduct their businesses in material compliance with the FCPA.

(ll) Money Laundering Laws. The operations of the Company and its subsidiaries comply in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Company and its subsidiaries operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity applicable to the Company and its subsidiaries (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(mm) OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, controlled affiliate or other controlled representative of the Company or any of its subsidiaries is an individual or entity currently the subject or target of any international economic sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”).  The Company will not use the proceeds of the sale of the Offered Securities in violation of Sanctions.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $38.84125 per Offered Security, the respective number of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company at the office of

Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at 9:30 A.M., New York time, on November 23, 2015, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per share to be paid for the Firm Securities, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Securities but not payable on the Optional Securities. The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions). No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall, subject to the third sentence of the immediately preceding paragraph, be determined by the Representatives but shall be no earlier than the third business day (except in the case such time of delivery and payment would occur on the First Closing Date) and not later than the fifth business day after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Davis Polk & Wardwell LLP.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5), such consent not to be unreasonably withheld or delayed) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution; provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to a general consent to service of process in any such jurisdiction.

(g) Reporting Requirements. During the period of five years hereafter, if any Offered Securities remain outstanding, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Representatives or the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives reasonably designate and the preparation and printing of memoranda relating thereto, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes (but excluding any separately-incurred travel expenses of employees and representatives of the Representatives and the Underwriters), fees and expenses incident to listing any of the Offered Securities on the New York Stock Exchange, American Stock Exchange, NASDAQ Stock Market and other national and foreign exchanges, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities.  The Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to, any shares of the Securities or securities convertible into or exchangeable or exercisable for any shares of the Securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of the Securities or such other securities, in cash or otherwise, without the prior written consent of Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and Wells Fargo Securities, LLC for a period beginning on the date hereof and ending 60 days after the date of the Final Prospectus (the “Lock-Up Period”), other than (A) any Offered Securities issued and sold pursuant to the terms hereof or issued pursuant to the terms of the Purchase Contract and Pledge Agreement to be entered into in connection with the issuance of the Other Securities, including, without limitation, issuing shares of the Securities in connection with any early settlement right at the election of holders of Purchase Contracts (as defined in such Purchase Contract and Pledge Agreement) or any “fundamental change early settlement right” upon the occurrence of a “fundamental change” (each as defined in such Purchase Contract and Pledge Agreement), (B) issuing the Other Securities, (C) any shares of the Securities issued upon the exercise of options previously granted or delivered upon the lapsing of restrictions on restricted stock units or other equity awards under any incentive plan, (D) grants of restricted stock, stock options, performance shares, phantom stock or other equity awards pursuant to the Company’s incentive plans, (E) offers and sales of Securities pursuant to the Company’s dividend reinvestment and direct stock purchase plan, retirement savings plan and non-qualified deferred compensation plan, (F) the filing of any registration statement under the Act on Form S-8 or Form S-3 with respect to any such plan and (G) the issuance of up to an aggregate of 10% of the number of Securities to be outstanding immediately following the completion of the transactions contemplated by this Agreement and the transactions contemplated by the underwriting agreement to be entered into for the offer and sale of the Other Securities in connection with one or more acquisitions by the Company of the assets or capital stock of another person or entity, whether through merger, asset acquisition, stock purchase or otherwise; provided that each recipient of Securities pursuant to this clause (G) shall, on or prior to such issuance, execute a lock-up letter in substantially the form of Exhibit C-2 hereto with respect to the remaining portion of the Lock-Up Period.

(l) Listing. The Company will use its reasonable best efforts to effect the listing of the aggregate maximum number of shares of the Securities issuable pursuant to the Purchase Contracts comprising a part of the Corporate Units (including the aggregate maximum number of “make-whole shares” (as such term is defined in the General Disclosure Package and the Final Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the General Disclosure Package and the Final Prospectus)).

(m) Reservation of Shares. The Company will reserve and keep available at all times, free of preemptive rights, the aggregate maximum number of shares of the Securities (including the aggregate maximum number of “make-whole shares” (as such term is defined in the General Disclosure Package and the Final Prospectus) issuable upon settlement of the Purchase Contracts in connection with a “fundamental change” (as such term is defined in the General Disclosure Package and the Final Prospectus)) for the purpose of enabling the Company to satisfy any obligation to issue shares of the Securities under the Purchase Contract and Pledge Agreement.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus”, as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus”, as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheet. The Company will prepare a final term sheet relating to the Offered Securities and the Other Securities, containing only information that describes the final terms of the Offered Securities and the Other Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the offering of the Offered Securities and the Other Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i) (A) information describing the preliminary terms of the Offered Securities and the Other Securities or their offering or (B) information that describes the final terms of the Offered Securities and the Other Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information”, as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Deloitte & Touche LLP and KPMG LLP, each confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedules C-1 and C-2 hereto, respectively (except that, in any letter dated a Closing Date, the specified date referred to in Schedule C-1 or C-2 hereto, as applicable, shall be a date no more than three days prior to such Closing Date).

(b) Reserve Report Confirmation Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Cawley, Gillespie & Associates, Inc., containing statements and information with respect to the estimated oil and gas reserves of the Company and its subsidiaries and substantially in the form of Schedule D hereto.

(c) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed, or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e) Opinion of Counsel for Company. The Representatives shall have received an opinion, dated such Closing Date, of Faegre Baker Daniels LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit A hereto.

(f) Opinion of General Counsel to the Company. The Representatives shall have received an opinion, such Closing Date, of Steven J. Helmers, Esq., General Counsel to the Company, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Exhibit B hereto.

(g) Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Davis Polk & Wardwell LLP may rely as to the incorporation of the Company and all other matters governed by South Dakota law upon the opinion of Steven J. Helmers, Esq., General Counsel to the Company, referred to above.

(h) Officers’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the General Disclosure Package or as described in such certificate.

(i) Lock-up Agreements.  On or prior to the date hereof, the Representatives shall have received lockup letters from each of the executive officers and directors of the Company listed on Exhibit C-1 hereto, in each case substantially in the form of Exhibit C-2 hereto.

(j) Approval of Listing.  At the First Closing Date and each Optional Closing Date, if any, the Offered Securities to be purchased by the Underwriters from the Company at such time shall have been approved for listing on the NYSE, subject only to official notice of issuance.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the fifth paragraph under the caption “Underwriting” and the information contained in the thirteenth (pertaining to stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids) and fourteenth (pertaining to the effect of stabilizing transactions, syndicate covering transactions and penalty bids) paragraphs under the caption “Underwriting”.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(d), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to

Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: IBD Legal, Merrill Lynch at One Bryant Park, New York, New York 10036, attention of Syndicate Department (facsimile: (646) 855-3073), RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, Attention: Transaction Management — Scott Primrose (fax: (212) 658-6137), and Wells Fargo Securities, LLC, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department (fax: (212) 214-5918), or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 625 Ninth Street, Rapid City, SD 57709, Attention: Steven J. Helmers, Esq., General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as an underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms’length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

BLACK HILLS CORPORATION

By:	/s/ Richard Kinzley
Name: Richard Kinzley
Title: SVP-CFO

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Michael Proskin
Name: Michael Proskin
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

/s/ Jason Satsky
Name: Jason Satsky
Title: Managing Director

RBC CAPITAL MARKETS, LLC

/s/ Andrew Rosenbaum
Name: Andrew Rosenbaum
Title: Managing Director

WELLS FARGO SECURITIES, LLC

/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

SCHEDULE A

Underwriter	Number of Firm Securities
Credit Suisse Securities (USA) LLC	1,925,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	825,000
RBC Capital Markets, LLC	660,000
Wells Fargo Securities, LLC	550,000
BMO Capital Markets Corp.	440,000
J.P. Morgan Securities LLC	275,000
Morgan Stanley & Co. LLC	275,000
Scotia Capital (USA) Inc.	275,000
Mitsubishi UFJ Securities (USA), Inc.	275,000

Total	5,500,000

SCHEDULE B

1. General Use Issuer Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Final term sheet, dated November 17, 2015, a copy of which is attached hereto.

2. Other Information Included in the General  Disclosure Package

The following information is also included in the General Disclosure Package:

None.

Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated November 16, 2015
 Preliminary Prospectus Supplements, each dated November 16, 2015
Registration Statement File No. 333-197895

BLACK HILLS CORPORATION

Concurrent Offerings of:

5,500,000 Shares of Common Stock
(the “Common Stock Offering”)

and

5,200,000 Equity Units
(Initially Consisting of 5,200,000 Corporate Units)
(the “Equity Units Offering” and, together with the Common Stock Offering, the “Offerings”)

Pricing Term Sheet dated
November 17, 2015

The information in this pricing term sheet relates to the Offerings and should be read together with (i) the preliminary prospectus supplement dated November 16, 2015 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”) and (ii) the preliminary prospectus supplement dated November 16, 2015 relating to the Equity Units Offering (the “Equity Units Preliminary Prospectus Supplement” and, together with the Common Stock Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), in each case, including the documents incorporated by reference therein and the related base prospectus dated November 16, 2015, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-197895). Terms used but not defined herein, with respect to either Offering, have the meanings ascribed to them in the applicable Preliminary Prospectus Supplement.

Company	Black Hills Corporation, a South Dakota corporation

Company Stock Ticker	New York Stock Exchange “BKH”

Pricing Date	November 17, 2015

Trade Date	November 18, 2015

Closing Price of the Common Stock on November 17, 2015	$40.25 per share

Settlement Date	November 23, 2015

Registration Format	SEC Registered

Common Stock Offering

Title of Securities	Common stock, par value $1.00 per share, of the Company (the “Common Stock”)

Number of Shares of Common Stock Offered	5,500,000 (or 6,325,000 if the underwriters of the Common Stock Offering exercise their option to purchase up to 825,000 additional shares of Common Stock in full)

Common Stock Public Offering Price

$40.25 per share of Common Stock
$221,375,000 in aggregate (or $254,581,250 if the underwriters of the Common Stock Offering exercise their option to purchase up to 825,000 additional shares of Common Stock in full)

Underwriting Discounts and Commissions

$1.40875 per share of Common Stock
$7,748,125 in aggregate (or $8,910,343.75 if the underwriters of the Common Stock Offering exercise their option to purchase up to 825,000 additional shares of Common Stock in full)

The underwriters of the Common Stock Offering propose to offer the shares of Common Stock to dealers at the Common Stock Public Offering Price less a concession not in excess of $0.84525 per share of Common Stock.

Estimated Net Proceeds to the Company from the Common Stock Offering

The Company estimates that it will receive net proceeds of approximately $212.4 million from the sale of Common Stock in the Common Stock Offering after deducting the Underwriting Discounts and Commissions and estimated offering expenses. The Company estimates that it will receive net proceeds of approximately $244.5 million if the underwriters of the Common Stock Offering exercise their option to purchase additional shares of Common Stock in full.

Joint Bookrunning Managers	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Manager	BMO Capital Markets Corp.

Co-Managers	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. Mitsubishi UFJ Securities (USA), Inc.

CUSIP for the Common Stock	092113109

ISIN for the Common Stock	US0921131092

Stabilization Transactions

Prior to purchasing the shares of Common Stock being offered pursuant to the Common Stock Preliminary Prospectus Supplement, on November 17, 2015, one of the underwriters purchased, on behalf of the syndicate, 47,450 shares of Common Stock at an average price of $40.2346 per share in stabilizing transactions.

Equity Units Offering

Title of Securities

Equity Units that will each have a stated amount of $50.00 and will initially be in the form of a Corporate Unit consisting of a purchase contract issued by the Company and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of 2015 Series A 3.50% Remarketable

2

Junior Subordinated Notes due 2028 to be issued by the Company (each being referred to as an “RSN”)

Number of Equity Units Offered	5,200,000 (or 5,980,000 if the underwriters of the Equity Units Offering exercise their option to purchase up to 780,000 additional Corporate Units in full)

Aggregate Offering Amount	$260,000,000 (or $299,000,000 if the underwriters of the Equity Units Offering exercise their option to purchase up to 780,000 additional Corporate Units in full)

Stated Amount per Equity Unit	$50.00

Corporate Unit Public Offering Price

$50.00 per Corporate Unit
$260,000,000 in aggregate (or $299,000,000 if the underwriters of the Equity Units Offering exercise their option to purchase up to 780,000 additional Corporate Units in full)

Underwriting Discounts and Commissions

$1.50 per Corporate Unit
$7,800,000 in aggregate (or $8,970,000 if the underwriters of the Equity Units Offering exercise their option to purchase up to 780,000 additional Corporate Units in full)

The underwriters of the Equity Units Offering propose to offer the Corporate Units to dealers at the Corporate Unit Public Offering Price less a concession not in excess of $0.90 per Corporate Unit.

Estimated Net Proceeds to the Company from the Equity Units Offering

The Company estimates that it will receive net proceeds of approximately $250.5 million from the sale of Corporate Units in the Equity Units Offering after deducting the Underwriting Discounts and Commissions and estimated offering expenses. The Company estimates that it will receive net proceeds of approximately $288.3 million if the underwriters of the Equity Units Offering exercise their option to purchase additional Corporate Units in full.

Interest Rate on the RSNs

3.50% per year subject to the Company’s right to defer interest payments, as described in the Equity Units Preliminary Prospectus Supplement and subject to modification in connection with a successful remarketing

Interest Payment Dates	Prior to a successful remarketing, February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2016

Deferred Interest on the RSNs

Deferred interest on the RSNs will bear interest at the interest rate applicable to the RSNs, compounded on each Interest Payment Date to, but excluding, the Interest Payment Date on which such deferred interest is paid

Contract Adjustment Payment Rate

4.25% per year or $2.125 per year on the Stated Amount per Equity Unit subject to the Company’s right to defer contract adjustment payments, as described in the Equity Units Preliminary Prospectus Supplement

Contract Adjustment Payment Dates	February 1, May 1, August 1 and November 1 of each year,

3

commencing on February 1, 2016

Deferred Contract Adjustment Payments

Deferred contract adjustment payments will accrue additional contract adjustment payments at the rate equal to 7.75% per annum, compounded on each Contract Adjustment Payment Date to, but excluding, the Contract Adjustment Payment Date on which such deferred contract adjustment payments are paid

Total Distribution Rate on the Corporate Units	7.75% per annum

Reference Price	$40.25 (subject to adjustment, as described in the Equity Units Preliminary Prospectus Supplement)

Threshold Appreciation Price	$47.2938 (subject to adjustment, as described in the Equity Units Preliminary Prospectus Supplement), which represents appreciation of approximately 17.5% over the Reference Price

Minimum Settlement Rate

1.0572 shares of Common Stock (subject to adjustment, as described in the Equity Units Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Threshold Appreciation Price

Maximum Settlement Rate

1.2422 shares of Common Stock (subject to adjustment, as described in the Equity Units Preliminary Prospectus Supplement), which is approximately equal to the $50.00 Stated Amount per Equity Unit, divided by the Reference Price

Purchase Contract Settlement Date	November 1, 2018 (or if such day is not a business day, the following business day)

RSN Maturity Date	November 1, 2028

Joint Bookrunning Managers	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Listing

The Company intends to apply to list the Corporate Units on the New York Stock Exchange and expects trading to commence within 30 days of the date of initial issuance of the Corporate Units under the symbol “BKHU”.

CUSIP for the Corporate Units	092113 125

ISIN for the Corporate Units	US0921131258

CUSIP for the Treasury Units	092113 133

ISIN for the Treasury Units	US0921131332

CUSIP for the RSNs	092113 AJ8

ISIN for the RSNs	US092113AJ83

4

Allocation of the Purchase Price

At the time of issuance, the fair market value of the applicable ownership interest in the RSNs will be $50 (or 100% of the issue price of a Corporate Unit) and the fair market value of each purchase contract will be $0 (or 0% of the issue price of a Corporate Unit).

Early Settlement

Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement” in the Equity Units Preliminary Prospectus Supplement, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 4:00 p.m., New York City time, on the second business day immediately preceding the Purchase Contract Settlement Date, other than during a blackout period (as described in the Equity Units Preliminary Prospectus Supplement) in the case of Corporate Units. An early settlement may be made only in integral multiples of 20 Corporate Units or 20 Treasury Units; however, if the Treasury portfolio has replaced the RSNs as a component of the Corporate Units following a successful optional remarketing, holders of Corporate Units may settle early only in integral multiples of 16,000 Corporate Units. If a purchase contract is settled early, the number of shares of Common Stock to be issued per purchase contract will be equal to the Minimum Settlement Rate (subject to adjustment, as described in the Equity Units Preliminary Prospectus Supplement).

Early Settlement Upon a Fundamental Change

Subject to certain conditions described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” in the Equity Units Preliminary Prospectus Supplement, following a “fundamental change” (as defined in the Equity Units Preliminary Prospectus Supplement) that occurs prior to the 20th business day preceding the Purchase Contract Settlement Date, each holder of a purchase contract will have the right to accelerate and settle the purchase contract early on the fundamental change early settlement date (as defined in the Equity Units Preliminary Prospectus Supplement) at the settlement rate determined as if the applicable market value equaled the stock price (as defined in the Equity Units Preliminary Prospectus Supplement), plus an additional make-whole amount of shares (such additional make-whole amount of shares being hereafter referred to as the “make-whole shares”). This right is referred to as the “fundamental change early settlement right.”

The number of make-whole shares per purchase contract applicable to a fundamental change early settlement will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” (as defined in the Equity Units Preliminary Prospectus Supplement) for the fundamental change:

	Stock Price on Effective Date
Effective Date	$10.00	$20.00	$30.00	$35.00	$37.50	$40.25	$42.50	$45.00	$47.29	$50.00	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$150.00
November 23, 2015	0.5325	0.2378	0.0972	0.0445	0.0220	0.0000	0.0498	0.0995	0.1406	0.1274	0.1075	0.0922	0.0709	0.0572	0.0476	0.0403	0.0346	0.0299	0.0259	0.0195
November 1, 2016	0.3406	0.1547	0.0544	0.0084	0.0000	0.0000	0.0168	0.0669	0.1085	0.0960	0.0777	0.0643	0.0472	0.0373	0.0308	0.0260	0.0222	0.0191	0.0164	0.0122
November 1, 2017	0.1719	0.0806	0.0271	0.0000	0.0000	0.0000	0.0000	0.0392	0.0791	0.0655	0.0471	0.0356	0.0241	0.0189	0.0157	0.0133	0.0114	0.0098	0.0084	0.0063
November 1, 2018	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

5

The stock prices set forth in the second row of the table above (i.e., the column headers) will be adjusted upon the occurrence of certain events requiring anti-dilution adjustments to the fixed settlement rates in a manner inversely proportional to the adjustments to the fixed settlement rates, as described in the Equity Units Preliminary Prospectus Supplement.

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•       if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock prices and the two effective dates based on a 365-day year, as applicable;

•       if the stock price is in excess of $150.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above), then the make-whole share amount will be zero; and

•       if the stock price is less than $10.00 per share (subject to adjustment in the same manner as the stock prices set forth in the second row of the table, as described above) (the “minimum stock price”), then the make-whole share amount will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above in the first bullet, if the effective date is between two effective dates on the table.

Unless the Treasury portfolio has replaced the RSNs as a component of the Corporate Units as a result of a successful optional remarketing, holders of Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the RSNs as a component of Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 16,000 Corporate Units. A holder of Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

Update to the Preliminary Prospectus Supplements

On November 17, 2015, Black Hills Utility Holdings, Inc. (“Black Hills Utility”), a subsidiary of the Company, entered into a settlement agreement with the Staff of the Colorado Public Utilities Commission and the Office of Consumer Counsel resolving the issues relating to the joint application seeking approval of the purchase of SourceGas Holdings LLC (“SourceGas”). The agreement prohibits any change in customer base rates for at least three years for SourceGas Distribution customers in Colorado and two years for Rocky Mountain Natural Gas LLC, an intrastate pipeline. The settling parties to the agreement are conditionally prohibited from challenging the rates and revenue requirements of SourceGas in Colorado for five years after the closing of the SourceGas acquisition. Black Hills Utility will not seek recovery of any acquisition premium from the acquired Colorado customers and will reduce annual SourceGas Distribution customer charges by $200,000 per year for up to five years. The

6

settlement agreement is subject to approval by the Colorado Public Utilities Commission before its terms become effective. As part of the settlement, the parties will request that the Colorado Public Utilities Commission issue a final decision by December 31, 2015.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-197895). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the relevant Offering will arrange to send you the base prospectus and the relevant Preliminary Prospectus Supplement if you request them by calling Credit Suisse Securities (USA) LLC at 800-221-1037; BofA Merrill Lynch at 866-500-5408; Wells Fargo Securities, LLC at 800-326-5897; or RBC Capital Markets, LLC at 877-822-4089.

This communication should be read in conjunction with the relevant Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the relevant Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying base prospectus. In all other respects, this communication is qualified in its entirety by reference to the relevant Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

7

SCHEDULE C-1

[Form of Comfort Letter of Deloitte & Touche LLP]

SCHEDULE C-2

[Form of Comfort Letter of KPMG LLP]

SCHEDULE D

[Form of Comfort Letter of Cawley, Gillespie & Associates, Inc.]

SCHEDULE E

(“Significant Subsidiaries”)

Subsidiary Name	State of Organization

Black Hills Colorado IPP, LLC	South Dakota

Black Hills Electric Generation, LLC	South Dakota

Black Hills Exploration and Production, Inc.	Wyoming

Black Hills Non-regulated Holdings, LLC	South Dakota

Black Hills Plateau Production, LLC	Delaware

Black Hills Power, Inc.	South Dakota

Black Hills Utility Holdings, Inc.	South Dakota

Black Hills/Colorado Electric Utility Company, LP	Delaware

Black Hills/Colorado Gas Utility Company, LP	Delaware

Black Hills/Colorado Utility Company II, LLC	Colorado

Black Hills/Colorado Utility Company, LLC	Colorado

Black Hills/Iowa Gas Utility Company, LLC	Delaware

Black Hills/Kansas Gas Utility Company, LLC	Kansas

Black Hills/Nebraska Gas Utility Company, LLC	Delaware

Cheyenne Light, Fuel and Power Company	Wyoming

EXHIBIT A

[Form of Opinion of Faegre Baker Daniels LLP]

EXHIBIT B

[Form of Opinion of Steven J. Helmers]

EXHIBIT C-1

1.              David R. Emery, Chairman

2.              Jack W. Eugster

3.              Michael H. Madison

4.              Linda K. Massman

5.              Steven R. Mills

6.              Gary L. Pechota

7.              Rebecca B. Roberts

8.              Mark A. Schober

9.              John B. Vering

10.       Thomas J. Zeller

11.       Linden R. Evans

12.       Richard W. Kinzley

13.       Steven J. Helmers

14.       Brian G. Iverson

15.       Robert A. Myers

16.       Scott A. Buccholz

EXHIBIT C-2

, 2015

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue
New York, N.Y. 10010-3629

MERRILL LYNCH, PIERCE, FENNER & SMITH

                              INCORPORATED

One Bryant Park

New York, New York 10036

RBC CAPITAL MARKETS, LLC

Three World Financial Center

200 Vesey Street, 8th Floor

New York, New York 10281-8098

WELLS FARGO SECURITIES, LLC

375 Park Avenue

4th Floor

New York, NY 10152

As Representatives of the Several Underwriters

Dear Sirs:

As an inducement to the Underwriters to execute one or more Underwriting Agreements (the “Underwriting Agreements”), pursuant to which offerings will be made that are intended to result in an orderly market for (i) the common stock, $1.00 par value per share (the “Common Stock”) of Black Hills Corporation, and any successor (by merger or otherwise) thereto, (the “Company”) and/or (ii) corporate units of the Company (the “Corporate Units”), the undersigned hereby agrees that during the period commencing on the date of this Lock-Up Agreement and continuing and including the date that is 60 days after the date of the final prospectus supplements used to sell the Securities and/or the Corporate Units pursuant to the Underwriting Agreements (the “Lock-Up Period”), the undersigned will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Securities or any securities convertible into or exercisable or exchangeable for the Securities (including, without limitation, the Corporate Units or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Securities”) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

The restrictions set forth in the immediately preceding paragraph shall not apply to (A) transfers of Securities as a bona fide gift or gifts or by will or intestacy, (B) transfers of Securities to immediate family members, trusts for the benefit of the undersigned or the undersigned’s immediate family members, (C) any Securities offered, sold or otherwise disposed of pursuant to a written plan for trading securities in effect on the date hereof, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (D) any sale of Securities to the Company to discharge tax withholding obligations resulting from the vesting of equity awards acquired by the undersigned through the Company’s stock and incentive compensation plans, (E) any sale or transfer of Securities to the Company deemed to occur as part of a cashless exercise of stock options held by the undersigned as of the date of the prospectus supplements used to sell the Securities and Corporate Units, (F) transfers of Securities to the Company pursuant to call provisions of employment agreements and equity grant documents in existence on the date of the final prospectus supplements used to sell the Securities and/or Corporate Units, and (G) transfers of Securities acquired by the undersigned in the open market after the date of the final prospectus supplements used to sell the Securities and/or Corporate Units; provided that (i) in the case of a transfer in reliance on clause (A), the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer; (ii) in the case of transfer in reliance on clause (B), the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period); and (iii) if the undersigned is required to file a report under the Exchange Act reporting a reduction in beneficial ownership of Securities during the term of this lock-up agreement as a result of a transfer in reliance on clause (D), (E) or (F), then the undersigned shall include a statement in such report that the filing relates to a transfer of Securities to the Company either (x) to discharge tax withholding obligations resulting from the vesting of equity awards acquired by the undersigned through the Company’s stock and incentive compensation plans (in the case of clause (D)), (y) deemed to occur as part of a cashless exercise of stock options held by the undersigned (in the case of clause (E)), or (z) pursuant to a call provision of an existing employment agreement or equity grant documents (in the case of clause (F)).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,